Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Focus Growth Fund (one of a series of Scudder Investors Trust) in the Growth/Large Cap Funds Advisor Classes A, B and C Prospectus and "Auditors" and "Financial Statements" in the Scudder Investors Trust Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 11 to the Registration Statement (Form N-1A, No. 333-65661) of our report dated October 10, 2001 on the financial statements and financial highlights of Scudder Focus Growth Fund included in the Annual Report dated August 31, 2001.

                                                       /s/ERNST & YOUNG LLP
                                                       ERNST & YOUNG LLP


Boston, Massachusetts
November 27, 2001